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                                                                 Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                      Three Months Ended    Nine Months Ended
                                         September 30          September 30
                                      -------------------   -----------------
                                           1997      1996      1997      1996
                                          -----     -----     -----     -----
EARNINGS:
Primary:
Net income, as reported                $163,404   128,934   518,477   387,808
PSOP preferred dividends declared
  (net of taxes)                         (2,163)   (2,179)   (6,516)   (6,503)
Premium on preferred shares redeemed     (1,523)     (224)   (2,434)     (664)
                                       --------  --------  --------  --------
    Net income, as adjusted            $159,718   126,531   509,527   380,641
                                       ========  ========  ========  ========
Fully diluted:
Net income, as reported                $163,404   128,934   518,477   387,808
Dividends on monthly income
  preferred securities
   (net of taxes)                         2,018     2,018     6,055     6,055
Additional PSOP expense (net of
  taxes) due to assumed
  conversion of preferred stock            (659)     (752)   (1,995)   (2,265)
Premium on preferred shares redeemed     (1,523)     (224)   (2,434)     (664)
                                       --------  --------  --------  --------
    Net income, as adjusted            $163,240   129,976   520,103   390,934
                                       ========  ========  ========  ========

SHARES:
Primary:
Weighted average number of common
  shares outstanding, per consolidated
  financial statements                   83,658    83,286    83,546    83,594
Additional dilutive effect of
  assumed exercise of outstanding
  stock options (based on treasury
  stock method using average
  market price)                           1,366       968     1,250     1,050
                                       --------  --------  --------  --------
  Weighted average, as adjusted          85,024    84,254    84,796    84,644
                                       ========  ========  ========  ========

Fully diluted:
Weighted average number of common
  shares outstanding, per consolidated
  financial statements                   83,658    83,286    83,546    83,594
Additional dilutive effect of:
  Assumed conversion of
   PSOP preferred stock                   3,880     3,963     3,909     3,977
  Assumed conversion of monthly
   income preferred securities            3,509     3,509     3,509     3,509
  Assumed exercise of outstanding
   stock options (based on treasury
   stock method using market price
   at end of period)                      1,471     1,082     1,532     1,099
                                       --------  --------  --------  --------
  Weighted average, as adjusted          92,518    91,840    92,496    92,179
                                       ========  ========  ========  ========

EARNINGS PER COMMON SHARE:
    Primary                               $1.88      1.50      6.01      4.50
    Fully diluted                         $1.76      1.42      5.62      4.24